EXHIBIT 4.2
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
Number R-
CUSIP 093662 AD6
Block Financial LLC
7.875% Note 2013

Rate of Interest	Maturity Date	Original Issue Date
7.875%	January 15, 2013	January 11, 2008
     BLOCK FINANCIAL LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                     , at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, on January 15, 2013, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, at the rate of 7.875% per annum (the “Original Interest Rate”), from the date hereof or from the most recent date to which interest has been paid or duly provided for, semi-annually on January 15th and July 15th of each year and at maturity, on said principal sum at said office or agency, in like coin or currency, commencing on July 15, 2008.
     The interest so payable on any January 15 or July 15 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on such December 31 or June 30, as the case may be, next preceding such January 15 or July 15, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered Holders of Notes not less than ten days preceding such special record date or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. Payment of interest may, at the option of the Company, be made by check mailed to the registered address of the person entitled thereto.
     This Note is one of a duly authorized issue of unsecured Notes, notes or other evidences of indebtedness of the Company (hereinafter called the “Securities”), of the series hereinafter specified, all issued or to be issued under an indenture dated as of October 20, 1997 (hereinafter called the “Indenture”), among the Company, H&R Block, Inc. (“Guarantor”) and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of April 18, 2000, among the Company, Guarantor, the Trustee and The

Bank of New York, as separate trustee under the Indenture in respect of the Company’s 8.50% Notes due 2007, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, Bank of New York, the Company, the Guarantor and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 7.875% Notes due 2013 of the Company (hereinafter called the “Notes”) issued under the Indenture.
     Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: January 11, 2008	BLOCK FINANCIAL LLC
By
		Name:	Becky S. Shulman
		Title:	Senior Vice President and Treasurer

ATTEST:

By
		Name:	Bret G. Wilson
		Title:	Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated: January 11, 2008
This is one of the Notes referred to in the within-mentioned Indenture.
DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE
By DEUTSCHE BANK NATIONAL TRUST COMPANY

By

Name:
Title:

BLOCK FINANCIAL LLC
7.875% Notes 2013
     The Notes shall be redeemable in whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, or (ii) the sum of the present values of the remaining principal amount and scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus seventy (70) basis points, plus accrued interest to the redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations or (ii) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.
          “Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case the issuer shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by the Company.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.
     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Notices of redemption may not be conditional. Unless the Company defaults in payment of the redemption price on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
     Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless the Company has exercised its right to redeem the Notes, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes as provided herein (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, on such Notes to the date of purchase (the “Change of Control Payment”).
     Within 30 days following any Change of Control Triggering Event, the Company shall send, by first class mail, a notice to each Holder of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:
(i) a description of the transaction or transactions that constitute such Change of Control Triggering Event;
(ii) that the Change of Control Offer is being made pursuant to provisions hereof and that all Notes validly tendered will be accepted for payment;
(iii) the Change of Control Payment and the date on which the change of control payment will be made (“Change of Control Payment Date”), which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;
(iv) that any Note not tendered will continue to accrue interest;
(v) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date unless the Company shall default in the Change of Control Payment and the only remaining right of the Holder thereof is to receive the Change of Control Payment upon surrender of such Note to the Paying Agent;
(vi) that Holders of the Notes electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof;
(vii) that if a Holder of Note elects to have such Notes purchased pursuant to the Change of Control Offer it will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(viii) that a Holder of Notes will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and
(ix) that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.
     On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of an order from the Company, shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any, in denominations as set forth in the Indenture.
     The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue of such conflicts.
     For all purposes hereof:
     “Below Investment Grade Rating Event” means the ratings on the Notes are lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or the Company in writing at the Trustee’s or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
     “Change of Control” means the occurrence of any of the following:
(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s properties or assets and of the Guarantor’s subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act (a “Group”) other than the Guarantor or one of the Guarantor’s subsidiaries;
(b) the adoption of a plan relating to liquidation or dissolution of the Guarantor;
(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s or the Guarantor’s Voting Stock; or

(d) the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.
     Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) the Guarantor becomes a direct or indirect wholly owned subsidiary of a holding company and (2) immediately following that transaction, (A) the direct or indirect Holders of the Voting Stock of the holding company are substantially the same as the Holders of the Guarantor’s Voting Stock immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Continuing Director” means, as of any date of determination, any member of the Guarantor’s Board of Directors who (1) was a member of the Guarantor’s Board of Directors on the date of the issuance of the Notes or (2) was nominated for election, elected or appointed to the Guarantor’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Guarantor’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
     “Moody’s” means Moody’s Investors Service, Inc. or its successor.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
     “Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s and the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Guarantor (as certified by a resolution of the Guarantor’s Board of Directors) as a replacement agency for Moody’s or S&P or either of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.
     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
     The Notes will not be entitled to any sinking fund.
     In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof together with interest accrued thereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

     The interest rate payable on the Notes shall be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.
     If the rating from Moody’s of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
     If the rating from S&P of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
     Notwithstanding the foregoing, if at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth in the tables above, the interest rate on the Notes shall be decreased such that the interest rate for the Notes equals the Original Interest Rate plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the Notes to Baa3 or higher and S&P increases its rating to BBB- or higher the interest rate on the Notes shall be decreased to the Original Interest Rate.
     Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the Original Interest Rate or (2) the total increase in the interest rate on the Notes exceed 2.00% above the Original Interest Rate.
     If either Moody’s or S&P ceases to provide a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the Notes, the interest rate on the Notes shall increase to, or remain at, as the case may be, 2.00% above the Original Interest Rate.
     Any interest rate increase or decrease described above shall take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.
     The interest rate on the Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) and, if applicable, shall be decreased to the interest rate payable on the Notes on the date of their issuance, if the Notes become rated A3 and BBB or higher by Moody’s and S&P, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.
     The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of all series to be affected (acting as one class) to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, among other things, (i) reduce the percentage in principal amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any Notes; (iii) reduce the principal of or extend the Stated Maturity of any Notes; (iv) make any Notes payable in Currency other than that stated in the Notes; (v) release any security that may have been granted in respect of the Notes; or (vi) make any change in any of the foregoing provisions. It is also provided in the Indenture that the Holders of a majority in aggregate principal amount of the Securities of a series at the time outstanding may on behalf of the Holders of all the Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Security of such series or in respect of a covenant or provision which cannot be modified without the consent of the Holder of each outstanding Security of the series affected. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.
     The Indenture permits the Company to discharge its obligations with respect to the Notes on the 91st day following the satisfaction of the conditions set forth in the Indenture, which include the deposit with the Trustee of money or U.S. Government Obligations or a combination thereof sufficient to pay and discharge each installment of principal of (including premium, if any, on) and interest, if any, on the outstanding Notes.
     If the Company shall, in accordance with Section 10.01 of the Indenture, consolidate with or merge into any other corporation or if the Company or the Guarantor convey or transfer substantially all of the properties and assets of the Guarantor, on a consolidated basis to any Person, the successor shall succeed to, and be substituted for, the Person named as the “Company” on the face of this Note, all on the terms set forth in the Indenture.
     The Notes are issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for an equal aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City and State of New York.
     Upon due presentation for registration of transfer of this Note at the office or agency of the Company for such registration in the Borough of Manhattan, The City and State of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.
     The Note is subject to redemption in whole or in part at any time at the option of the Company as provided in the Indenture.
     Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of the principal of, premium, if any, and interest on this Note, as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice of the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.
     No recourse for the payment of the principal of, premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
     Unless otherwise defined in this Note, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     H&R BLOCK, INC., a Missouri corporation (the “Guarantor”, which term includes any successor under the Indenture (the “Indenture”) referred to in the Debt Security on which this notation is endorsed) has unconditionally guaranteed, pursuant to the terms of the Guarantees contained in Article XIII of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Debt Security, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of this Debt Security and the Indenture.
     The obligations of the Guarantor to the Holders of the Securities and to the Trustee pursuant to the Guarantees and the Indenture are expressly set forth in Article XIII of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantees.
     The Guarantees shall not be valid or obligatory for any purpose until the certificate of authentication on the Debt Security upon which this notation of the Guarantees is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

Dated: January 11, 2008	H&R BLOCK, INC.
By
		Name:	Becky S. Shulman
		Title:	Senior Vice President and Treasurer

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations
TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		Custodian

	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)
Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s)
and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]	[PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING ZIP CODE, OF ASSIGNEE]

Within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

DATE	SIGNATURE
NOTICE: The signature must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE
     If the undersigned wants to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box below:
     ☐
     If the undersigned wants to elect to have only part of this Note purchased by the Company pursuant to the provisions hereof, state the amount the undersigned elects to have purchased:
     $

Dated:

Signature:

Tax Identification Number:

Signature guarantee:

     NOTE: The signature to this assignment must correspond exactly with the name as written upon the face of the within Global Note in every particular without alteration or enlargement or any change whatsoever and must be guaranteed by a commercial bank or trust company having its principal office or correspondent in The City of New York or by a member of the New York Stock Exchange.